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Exhibit 1.14

CELESTICA INC.

BY-LAW A

        BE IT ENACTED AND IT IS HEREBY ENACTED as a by-law of CELESTICA INC. (hereinafter called the "Corporation") as follows:

REPEAL OF BY-LAWS

1.
By-Law No. 1 of the Corporation be and the same is hereby repealed without prejudice to any action heretofore taken hereunder.

2.
By-Law No. 4 of the Corporation be and the same is hereby repealed without prejudice to any action heretofore taken hereunder.

3.
The numbers designating the by-laws hereby repealed may be allocated to any by-laws of the Corporation hereafter made by the directors of the Corporation.

PASSED by the directors of the Corporation on January 31, 2001

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CELESTICA INC. BY-LAW A